Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $11.70; includes $9.31 per share in after-tax non-core items

•	Net earnings from continuing operations of $240 million ($2.81 per share)

•	Core net operating earnings of $2.39 per share, a 257% increase from the prior year period

•	Second quarter annualized ROE of 72.0%; core operating ROE of 14.7%

•	Parent company cash and investments of approximately $3.0 billion; excess capital of $3.2 billion at June 30, 2021

•	Full year 2021 core net operating earnings guidance increased to $8.40—$9.20 per share, from previous guidance of $7.00 to $8.00 per share

CINCINNATI – August 3, 2021 – American Financial Group, Inc. (NYSE: AFG) today reported 2021 second quarter net earnings attributable to shareholders of $1.0 billion ($11.70 per share) compared to $177 million ($1.97 per share) in the 2020 second quarter. Net earnings for the 2021 second quarter included net favorable after-tax non-core items aggregating $797 million ($9.31 per share), including an after-tax gain of $697 million ($8.14 per share) on the sale of AFG’s discontinued annuity subsidiaries and $65 million ($0.75 per share) in earnings from the discontinued annuity operations. Beginning with the first quarter of 2021 and through the date of sale, the results of AFG’s Annuity operations are reported as discontinued operations in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued. Second quarter 2021 non-core items also included $34 million ($0.40 per share) in non-core after-tax net realized gains on securities. By comparison, net earnings in the 2020 second quarter included $117 million ($1.30 per share) in net favorable after-tax non-core items. Other details may be found in the table on the following page.

AFG’s book value per share was $66.12 at June 30, 2021. During the second quarter of 2021, AFG paid cash dividends of $14.50 per share, which included a $14.00 per share special dividend, and repurchased $114 million of its common stock at an average price per share of $116.13 (adjusted for the $14 per share special dividend). Annualized return on equity was 72.0% and 14.1% for the second quarters of 2021 and 2020, respectively.

Core net operating earnings were $205 million ($2.39 per share) for the 2021 second quarter, compared to $60 million ($0.67 per share) in the 2020 second quarter. Core net operating earnings for the second quarters of 2021 and 2020 generated annualized returns on equity of 14.7% and 4.8%, respectively. The year-over-year increase was the result of substantially higher underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations and significantly higher P&C net investment income. Improved results from AFG’s $1.6 billion of alternative investments were partially offset by lower other property and casualty net investment income, primarily due to lower short-term interest rates. Additional details for the 2021 and 2020 second quarters may be found in the table below.

	Three Months Ended June 30,
Components of Pretax Core Operating Earnings	2021	2020(a)	2021	2020(a)	2021	2020(a)
	Before Impact of		Alternative		Core Net Operating
In millions, except per share amounts	Alternative Investments		Investments, net of DAC		Earnings, as reported
P&C Pretax Core Operating Earnings (Loss)	$225	$129	$63	$(13)	$288	$116
Real estate entities and other acquired from Annuity operations	2	(2)	20	3	22	1
Other expenses	(35)	(20)	—	—	(35)	(20)
Holding company interest expense	(23)	(23)	—	—	(23)	(23)

Pretax Core Operating Earnings	169	84	83	(10)	252	74
Related provision for income taxes	30	16	17	(2)	47	14

Core Net Operating Earnings (Loss)	$139	$68	$66	$(8)	$205	$60

Core Net Operating Earnings (Loss) Per Share	$1.62	$0.76	$0.77	($0.09)	$2.39	$0.67
Weighted Avg Diluted Shares Outstanding	85.6	90.0	85.6	90.0	85.6	90.0

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Book value per share, excluding unrealized gains related to fixed maturities, was $63.70 per share at June 30, 2021, compared to $63.61 at the end of 2020.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of discontinued operations, net realized gains and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2021	2020(a)	2021	2020(a)
Components of net earnings (loss) attributable to shareholders:
Core operating earnings before income taxes	$252	$74	$510	$227
Pretax non-core items:
Realized gains (losses) on securities	43	108	120	(220)
Neon exited lines(b)	4	(42)	4	(52)
Other	(11)	—	(11)	—

Earnings (loss) before income taxes	288	140	623	(45)
Provision (credit) for income taxes:
Core operating earnings	47	14	99	42
Non-core items	1	23	17	(46)

Total provision (credit) for income taxes	48	37	116	(4)

Net earnings (loss) from continuing operations including noncontrolling interests	240	103	507	(41)
Discontinued annuity operations	762	64	914	(96)
Less: net earnings (loss) attributable to noncontrolling interests:
Non-core items	—	(10)	—	(13)

Net earnings (loss) attributable to shareholders	$1,002	$177	$1,421	$(124)

Net earnings (loss):
Core net operating earnings(c)	$205	$60	$411	$185
Non-core items:
Realized gains (losses) on securities	34	85	95	(174)
Neon exited lines(b)	3	(32)	3	(39)
Other	(2)	—	(2)	—

Net earnings (loss) from continuing operations	240	113	507	(28)
Discontinued annuity operations	762	64	914	(96)

Net earnings (loss) attributable to shareholders	$1,002	$177	$1,421	$(124)

Components of earnings (loss) per share(d):
Core net operating earnings(c)	$2.39	$0.67	$4.78	$2.04
Non-core Items:
Realized gains (losses) on securities	0.40	0.95	1.10	(1.92)
Neon exited lines(b)	0.04	(0.36)	0.04	(0.43)
Other	(0.02)	—	(0.02)	—

Diluted net earnings (loss) per share from continuing operations	$2.81	$1.26	$5.90	$(0.31)
Discontinued annuity operations	8.89	0.71	10.61	(1.07)

Diluted net earnings (loss) per share	$11.70	$1.97	$16.51	$(1.38)

Footnotes (a), (b), (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We are extremely pleased with the outstanding performance of our Specialty P&C businesses and the strong returns produced by our portfolio of alternative investments. These results, combined with our disciplined operating philosophy, lower catastrophe volatility than our peers, and a favorable P&C operating environment helped us achieve an annualized core return on equity of nearly 15% in the second quarter of 2021.

“AFG had approximately $3.2 billion of excess capital (including parent company cash and investments of approximately $3.0 billion) at June 30, 2021. The sale of our Annuity business to Massachusetts Mutual Life Insurance Company (MassMutual) significantly enhanced AFG’s cash and excess capital. Returning capital to shareholders in the form of regular and special cash dividends and through opportunistic share repurchases is an important and effective component of our capital management strategy. In addition, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds.

“Based on the strong results reported in the first half of the year, we now expect AFG’s core net operating earnings in 2021 to be in the range of $8.40 to $9.20, an increase from our previous range of $7.00 to $8.00 per share. This guidance range excludes earnings from our discontinued annuity operations and continues to assume zero earnings on parent company cash as we continue to evaluate options for the deployment of excess capital. Our core earnings per share guidance excludes non-core items such as results of discontinued operations, realized gains and losses and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations. Furthermore, the above guidance reflects a normal crop year and an annualized return of approximately 8% on alternative investments that are marked to market through core earnings over the remaining two quarters of 2021.”

Specialty Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were a record $288 million in the second quarter of 2021 an increase of $172 million (148%) from the comparable prior year period. The year-over-year improvement was the result of significantly higher P&C underwriting profit and substantially higher P&C net investment income, primarily due to higher earnings from alternative investments.

The Specialty P&C insurance operations generated an underwriting profit of $153 million in the 2021 second quarter, compared to $54 million in the 2020 second quarter. While each of our Specialty P&C Groups produced higher year-over-year underwriting profit, the increase was primarily due to higher underwriting profitability in our Specialty Casualty Group.

The second quarter 2021 combined ratio was a very strong 87.9%, improving 7.3 points from the prior year period. Second quarter 2021 results include $68 million (5.4 points) of favorable prior year reserve development, compared to $85 million (7.6 points) in the comparable prior year period. Catastrophe losses, net of reinsurance and including reinstatement premiums, were $11 million in the second quarter of 2021. By comparison, catastrophe losses were $26 million in the prior year period.

AFG recorded $2 million in losses related to COVID-19 in the second quarter of 2021 – primarily related to the economic slowdown impacting its trade credit business – and recorded favorable reserve development of approximately $4 million related to accident year 2020 COVID-19 reserves based on loss experience. By comparison, second quarter 2020 underwriting results included $85 million in COVID-19 related losses. Given the uncertainties surrounding the ultimate number and scope of claims relating to the pandemic, approximately 66% of the $96 million in AFG’s cumulative COVID-19 related losses are held as incurred but not reported (IBNR) reserves at June 30, 2021.

Second quarter 2021 gross and net written premiums were up 26% and 22%, respectively, when compared to the second quarter of 2020. Strong year-over-year growth was reported within each of the Specialty P&C groups as a result of an improving economy, new business opportunities and a strong renewal rate environment. Excluding workers’ compensation, gross and net written premiums grew 30% and 26% respectively, year over year.

Average renewal pricing across our entire P&C Group was up approximately 9% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 12%. With the exception of workers’ compensation, we are continuing to achieve strong renewal rate increases in the vast majority of our businesses.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $62 million in the second quarter of 2021, compared to $33 million in the second quarter of 2020. Higher underwriting profit in our crop, property & inland marine and transportation businesses were the drivers of the year-over-year increase. The businesses in the Property and Transportation Group achieved a very strong 86.6% calendar year combined ratio overall in the second quarter, an improvement of 5.1 points from the comparable period in 2020. Catastrophe losses in this group, net of reinsurance and inclusive of reinstatement premiums, were $7 million in the second quarter of 2021, compared to $15 million in the comparable 2020 period.

Second quarter 2021 gross and net written premiums in this group were 39% and 32% higher, respectively, than the comparable prior year period, with growth reported in all the businesses in this group. The growth came primarily from our transportation businesses – primarily the result of new accounts, combined with strong renewals and increased exposures in our alternative risk transfer business – and our crop insurance business, primarily the result of higher commodity futures pricing and timing differences in the writing of premiums. Overall renewal rates in this group increased 7% in the second quarter of 2021, consistent with results in the first quarter of this year.

The Specialty Casualty Group reported an underwriting profit of $71 million in the second quarter of 2021, compared to $27 million in the second quarter of 2020, primarily the result of higher profitability in our excess and surplus lines, excess liability, targeted markets and executive liability businesses. Underwriting profitability in our workers’ compensation businesses overall continues to be excellent. The businesses in the Specialty Casualty Group achieved a very strong 87.9% calendar year combined ratio overall in the second quarter, an improvement of 7.0 points from the comparable period in 2020. Catastrophe losses for this group were approximately $2 million in the second quarter of 2021 and approximately $6 million in the comparable prior year period. Results in the second quarter of 2020 included $52 million COVID-19 related losses, primarily in our workers’ compensation and executive liability businesses.

Second quarter 2021 gross and net written premiums increased 19% and 16%, respectively, when compared to the same prior year period. Excluding workers’ compensation, gross and net written premiums grew by 26% and 25%, respectively year-over-year. Nearly all the businesses in this group achieved strong renewal pricing and reported premium growth during the second quarter. Significant renewal rate increases and new business opportunities contributed to higher premiums in our excess liability businesses, which have higher cessions than other businesses in this group. Higher renewal rates and increased exposures contributed to premium growth in our excess and surplus lines business. Our executive liability and mergers and acquisitions liability businesses also contributed meaningfully to the year-over-year growth. Renewal pricing for this group was up 11% in the second quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 17%.

The Specialty Financial Group reported an underwriting profit of $21 million in the second quarter of 2021, compared to an underwriting loss of less than $1 million in the second quarter of 2020. Improved results in our trade credit business contributed to the higher year-over-year underwriting profitability. Results in the 2020 second quarter included COVID-19 related losses of $30 million primarily related to trade credit insurance. This group continued to achieve excellent underwriting margins and reported an 86.4% combined ratio for the second quarter of 2021. Catastrophe losses for this group, net of reinsurance and inclusive of reinstatement premiums, were $2 million in the second quarter of 2021, compared to $5 million in the prior year quarter.

Second quarter 2021 gross and net written premiums in this group were up 7% and 14%, respectively, when compared to the prior year period. New business opportunities within our lender services, surety and fidelity and crime businesses contributed to the increase in the quarter. Renewal pricing in this group was up approximately 8% for the quarter, consistent with results in the first quarter of 2021.

Carl Lindner III stated, “Second quarter operating earnings in our P&C Segment were a record at $288 million. I’m very pleased that all three of our P&C Groups reported strong double-digit growth in net written premiums, which was primarily the result of economic recovery, new business opportunities and healthy renewal pricing. Underwriting margins across our portfolio of businesses were excellent, with each P&C Group reporting a combined ratio in the 80’s. Based on results through the first six months, we now expect an overall 2021 calendar year combined ratio in the range of 88% to 90%, an improvement from the range of 89% to 91% estimated previously, and we now expect net written premiums to be 10% to 13% higher than the $5.0 billion reported in 2020, which is an increase from the range of +7% to +10% estimated previously. We expect the market to remain firm throughout 2021, allowing us to act on business opportunities and achieve solid renewal rate increases.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Investments

P&C Net Investment Income – For the six months ended June 30, 2021, P&C net investment income was approximately 77% higher than the comparable 2020 period and included significantly higher earnings from alternative investments. Earnings from alternative investments may vary from quarter to quarter based on the reported results of the underlying investments, and generally are reported on a quarter lag. The annualized return on alternative investments held in the P&C portfolio in the second quarter of 2021 was 22.9%. The cumulative return on these investments over the past five calendar years was approximately 10%. Excluding the impact of alternative investments, P&C net investment income for the six months ended June 30, 2021 decreased 10% year-over-year, reflecting lower market interest rates.

Non-Core Net Realized Gains – AFG recorded second quarter 2021 net realized gains on securities of $34 million ($0.40 per share) after tax, which included $29 million ($0.34 per share) in after-tax net gains to adjust equity securities that the Company continued to own at June 30, 2021, to fair value. By comparison, AFG recorded second quarter 2020 net realized gains on securities of $85 million ($0.95 per share) after tax. Prior period results have been adjusted to reflect the reclassification of AFG’s annuity operations to discontinued operations. See the table below under “Discontinued Annuity Operations” for additional information.

After-tax unrealized gains on fixed maturities were $205 million at June 30, 2021. Our portfolio continues to be high quality, with 88% of our fixed maturity portfolio rated investment grade and 98% of our P&C fixed maturity portfolio with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Sale of AFG’s Annuity Businesses to MassMutual

On May 28, 2021, AFG completed the sale of its Annuity business consisting of Great American Life Insurance Company (GALIC) and its two insurance subsidiaries, Annuity Investors Life Insurance Company and Manhattan National Life Insurance Company, as well as a broker-dealer affiliate, Great American Advisors, Inc., and insurance distributor, AAG Insurance Agency, Inc. to MassMutual. Initial cash proceeds from the sale (based on the preliminary closing balance sheet) were $3.5 billion. AFG recognized an after-tax non-core gain on the sale of $697 million ($8.14 per AFG share) upon closing. Both the proceeds and the gain are subject to post-closing adjustments. Prior to completion of the transaction, AFG’s P&C Group acquired approximately $480 million in real estate-related partnerships from GALIC and AFG parent acquired approximately $100 million in directly owned real estate from GALIC.

Discontinued Annuity Operations

Beginning with the first quarter of 2021 and through the sale date, AFG reports the results of its Annuity operations as discontinued operations, in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued. A reconciliation of amounts as previously presented to amounts reported as Discontinued Annuity Operations for the three- and six-month periods ended June 30, 2021 (through the May 2021 sale date) and June 30, 2020 appears below:

Dollars in millions	Three months ended June 30,		Six months ended June 30,
	2021(*)	2020(a)	2021(*)	2020(a)
Pretax Annuity earnings historically reported as core operating	$129	$42	$295	$109
Amounts previously reported outside of annuity core earnings:
Impact of fair value accounting for FIAs and reinsurance accounting	(55)	(59)	(33)	(97)
Realized gains (losses)	31	96	112	(127)
Run-off life and long-term care	—	—	—	(3)

Pretax Earnings (Loss) of Businesses Sold to MassMutual	$105	$79	$374	$(118)
Less earnings on assets retained by AFG included in continuing operations(**)	(22)	(1)	(50)	(7)

Total Pretax Results from Discontinued Annuity Operations	83	78	324	(125)
Less: related provision (credit) for taxes	18	14	66	(29)

Net Earnings (Loss) from Discontinued Annuity Operations	$65	$64	$258	$(96)
After tax Gain on Sale of Annuity subsidiaries	$697	$—	$656	$—

Discontinued Annuity Operations	$762	$64	$914	$(96)

*	Results are through May 31, 2021 effective date of the sale.
**	Primarily earnings from the real estate entities acquired from the Annuity operations prior to closing of the sale.

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; the effects of the COVID-19 outbreak, including the effects on the international and national economy and credit markets, legislative or regulatory developments affecting the insurance industry, quarantines or other travel or health-related restrictions; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2021 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, August 4, 2021. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 5388071. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on August 11, 2021. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 5388071.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until August 11, 2021 at 11:59 p.m. (ET).

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2021-19

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS (LOSS) AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020(a)	2021	2020(a)
Revenues
P&C insurance net earned premiums	$1,250	$1,184	$2,423	$2,393
Net investment income	164	88	352	192
Realized gains (losses) on:
Securities	43	108	120	(220)
Subsidiary	4	—	4	—
Income of managed investment entities:
Investment income	44	49	90	108
Gain (loss) on change in fair value of assets/liabilities	6	(3)	8	(16)
Other income	20	19	43	43

Total revenues	1,531	1,445	3,040	2,500
Costs and expenses
P&C insurance losses & expenses	1,104	1,180	2,151	2,307
Interest charges on borrowed money	23	23	47	40
Expenses of managed investment entities	39	42	78	95
Other expenses	77	60	141	103

Total costs and expenses	1,243	1,305	2,417	2,545

Earnings (loss) from continuing operations before income taxes	288	140	623	(45)
Provision (credit) for income taxes	48	37	116	(4)

Net earnings (loss) from continuing operations, including noncontrolling interests	240	103	507	(41)
Net earnings (loss) from discontinued operations	762	64	914	(96)

Net earnings (loss), including controlling interests	1,002	167	1,421	(137)
Less: Net earnings (loss) from continuing operations attributable to noncontrolling interests	—	(10)	—	(13)

Net earnings (loss) attributable to shareholders	$1,002	$177	$1,421	$(124)

Earnings (loss) attributable to shareholders per diluted common share:
Continuing operations	$2.81	$1.26	$5.90	$(0.31)
Discontinued operations	8.89	0.71	10.61	(1.07)

Diluted earnings (loss) attributable to shareholders	$11.70	$1.97	$16.51	$(1.38)

Average number of diluted shares(d)	85.6	90.0	86.1	90.0

Footnotes (a) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS (LOSS) AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

Selected Balance Sheet Data:	June 30, 2021	December 31, 2020
Total cash and investments	$16,125	$13,494
Long-term debt	$1,963	$1,963
Shareholders’ equity(e)	$5,601	$6,789
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)	$5,396	$5,493
Book value per share(e)	$66.12	$78.62
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$63.70	$63.61
Common Shares Outstanding	84.7	86.3

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2021	2020		2021	2020
Gross written premiums	$1,937	$1,539	26%	$3,553	$3,065	16%

Net written premiums	$1,369	$1,123	22%	$2,574	$2,288	13%

Ratios (GAAP):
Loss & LAE ratio	57.2%	62.6%		57.0%	60.5%
Underwriting expense ratio	30.7%	32.6%		31.2%	33.2%

Specialty Combined Ratio	87.9%	95.2%		88.2%	93.7%

Combined Ratio – P&C Segment	87.9%	99.2%		88.2%	96.0%

Supplemental Information:(f)
Gross Written Premiums:
Property & Transportation	$851	$611	39%	$1,371	$1,105	24%
Specialty Casualty	897	752	19%	1,801	1,601	12%
Specialty Financial	189	176	7%	381	359	6%

	$1,937	$1,539	26%	$3,553	$3,065	16%

Net Written Premiums:
Property & Transportation	$564	$426	32%	$967	$812	19%
Specialty Casualty	592	511	16%	1,180	1,097	8%
Specialty Financial	159	139	14%	320	288	11%
Other	54	47	15%	107	91	18%

	$1,369	$1,123	22%	$2,574	$2,288	13%

Combined Ratio (GAAP):
Property & Transportation	86.6%	91.7%		86.1%	92.3%
Specialty Casualty	87.9%	94.9%		89.0%	92.8%
Specialty Financial	86.4%	100.4%		85.4%	94.4%
Aggregate Specialty Group	87.9%	95.2%		88.2%	93.7%

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(40)	$(28)	$(83)	$(52)
Specialty Casualty	(20)	(51)	(29)	(75)
Specialty Financial	(12)	(11)	(20)	(13)
Other Specialty	4	5	5	7

Total Specialty Reserve Development	$(68)	$(85)	$(127)	$(133)

Points on Combined Ratio:
Property & Transportation	(8.8)	(7.2)	(9.8)	(6.7)
Specialty Casualty	(3.4)	(9.3)	(2.5)	(6.7)
Specialty Financial	(7.3)	(8.0)	(6.3)	(4.5)
Aggregate Specialty Group	(5.4)	(7.6)	(5.3)	(5.8)
Total P&C Segment	(5.4)	(6.5)	(5.3)	(5.0)

Footnote (f) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)

On May 28, 2021, AFG completed the sale of its Annuity business to MassMutual. The results of AFG’s Annuity operations are reported as discontinued operations beginning with the first quarter of 2021 and through the date of sale, in accordance with generally accepted accounting principles (GAAP), which included adjusting prior period results to reflect these operations as discontinued.

b)

In January 2020, AFG announced its plans to exit the Lloyd’s of London insurance market and actions it had initiated to place its Lloyd’s subsidiaries including its Lloyd’s Managing Agency, Neon Underwriting Ltd., into run-off. AFG recognized after-tax non-core net expenses of $32 million ($0.36 per share) in the second quarter of 2020 and $39 million ($0.43 per share) in the first six months of 2020 related to the run-off of this business. AFG sold the legal entities that owned its Lloyd’s of London insurer, Neon, to RiverStone Holdings Limited in a transaction that closed in the fourth quarter of 2020. In the second quarter of 2021, AFG recognized a non-core after-tax gain of $3 million related to contingent consideration received on the sale of Neon.

c)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Core Operating Earnings before Income Taxes:
P&C insurance segment	$288	$116	$576	$297
Real estate entities and other acquired from Annuity operations	22	1	50	7
Interest and other corporate expenses	(58)	(43)	(116)	(77)

Core operating earnings before income taxes	252	74	510	227
Related income taxes	47	14	99	42

Core net operating earnings	$205	$60	$411	$185

d)

Because AFG had a net loss for the six months ended June 30, 2020, the impact of potential dilutive options (weighted average of 0.59 million shares) was excluded from AFG’s fully diluted earnings per share calculation. However, for the non-GAAP measure of core net operating earnings, the Company believes it is most appropriate to use the fully diluted share data that would have been used if AFG had net earnings for the six months ended June 30, 2020.

e)

Shareholders’ Equity at June 30, 2021 includes $205 million ($2.42 per share) in unrealized after-tax gains on fixed maturities. Shareholders’ Equity at December 31, 2020 includes $1.3 billion ($14.54 per share) in unrealized after-tax, after DAC gains on fixed maturities and $41 million ($0.47 per share) in unrealized after-tax, after DAC gains on fixed maturity-related cash flow hedges.

f)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.